Horry County State Bank

Press Release

FOR IMMEDIATE RELEASE

May 13, 2016

Contact:

Jan H. Hollar

Chief Executive Officer

HCSB Financial Corporation/Horry County State Bank

(843) 716-6117

J. Rick Patterson Joins Horry County State Bank as Executive Vice President and Chief Operating Officer

Loris, SC, May 13, 2016----Horry County State Bank is pleased to announce the addition of J. Rick Patterson as Executive Vice President and Chief Operating Officer. In this role, Patterson will oversee all commercial and retail banking activities for the Bank, as well as loan and deposit operations. He will be based out of the Horry County State Bank office in Myrtle Beach.

Patterson comes to Horry County State Bank with 36 years of banking experience, most recently as Executive Vice President and Chief Banking Officer at Yadkin Bank. In his previous role, he was responsible for oversight and management of the bank’s commercial and retail activities, to include its expansive North and South Carolina branch network. Prior to that, he was the South Carolina Community Banking Director for Wachovia Bank, managing all community banking activities for the company throughout the state.

Notably, Patterson also actively serves as an official in the National Football League, a position he has held for the past 20 years, and one of only two active NFL officials from South Carolina. Patterson has officiated in two Super Bowls, an honor reserved for those with the highest performance ratings.

Patterson served as the chairman of the Cherokee County Community Foundation in 2015 and currently serves as a Trustee and chairman of the finance committee at Limestone College.

“We are excited to have Rick on our executive team as Chief Operating Officer. With his banking experience and deep knowledge of our South Carolina markets, we will ensure that our customer experience is leading the way among community banks in our region,” said Jan Hollar, Chief Executive Officer at Horry County State Bank.

A native of Gaffney, South Carolina, Patterson resides with his family in Surfside Beach, South Carolina.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements preceded by, followed by, or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management team and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. Additional factors that could cause other Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.